UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 11, 2005
INCO LIMITED
(Exact name of Registrant as specified in its charter)

CANADA	1-1143	98-0000676
(Province or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation or organization)		Number (if applicable))
145 King Street West, Suite 1500,
Toronto, Ontario M5H 4B7
(416) 361-7511
(Address and Telephone Number of Registrant’s Principal Executive Offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.
On October 10, 2005, Inco Limited (“Inco”) and Falconbridge Limited (“Falconbridge”) entered into a support agreement (the “Support Agreement”). The Support Agreement provides that, upon the terms and subject to the conditions set forth in the Support Agreement, Inco will make an offer (the “Offer”) to acquire all of the outstanding common shares of Falconbridge (“Falconbridge Shares”) not currently owned by Inco and that Falconbridge will co-operate with Inco and use its reasonable best efforts to permit the Offer to be successful.
Subject to the terms and conditions of the Support Agreement, which has been approved by the boards of directors of both Inco and Falconbridge, Inco is required to make the Offer. Under the terms of the Offer, each holder of Falconbridge Shares may elect to receive either Cdn. $34.00 in cash per Falconbridge Share or 0.6713 of a common share of Inco (“Inco Shares”) plus Cdn. $0.05 in cash for each Falconbridge Share, subject to pro ration based upon the maximum amount of cash and Inco Shares offered. Under the terms of the Offer, the maximum amount of cash to be paid by Inco will be approximately Cdn. $2.87 billion, and the maximum number of Inco Shares to be issued will be approximately 200 million Inco Shares, taking into account the conversion of Falconbridge’s outstanding convertible debt securities and the exercise of its outstanding share options. Assuming full pro ration of these maximum amounts, this would mean Cdn. $7.50 in cash and 0.524 of an Inco Share for each Falconbridge Share subject to the Offer. The Support Agreement provides that Inco may require the redemption of Falconbridge’s outstanding junior preferred shares following Inco’s take up of Falconbridge Shares under the Offer, with Falconbridge’s other preferred shares remaining outstanding after the completion of the Offer.
Inco and Falconbridge have made customary representations, warranties and covenants in the Support Agreement, including, among others, covenants that, during the interim period between the execution of the Support Agreement and the earlier of (1) the time of the appointment or election to Falconbridge’s board of directors of persons designated by Inco who represent a majority of the directors of Falconbridge and (2) the termination of the Support Agreement, (a) Falconbridge will conduct its business in the ordinary course consistent with past practice, (b) Falconbridge will not engage in certain kinds of transactions, (c) subject to certain exceptions, Falconbridge’s board of directors will recommend the Offer to the holders of Falconbridge Shares and will not withdraw such recommendation or change, modify or qualify such recommendation in a manner adverse to Inco, (d) Falconbridge will not solicit proposals relating to alternative transactions, and (e) subject to certain exceptions, Falconbridge will not enter into discussions concerning or provide confidential information in connection with any proposals for alternative transactions.
The Support Agreements includes a number of representations and warranties made by each party solely for the benefit of the other party and such representations and warranties should not be relied on by any other person. The parties have also made written disclosures to each other in connection with the signing of the Support Agreement. Such representations and warranties should not be relied upon as characterizations of the actual state of facts, as they are modified in important part by the disclosures made by the parties to each other. Moreover, information concerning the subject matter of the representations and warranties may change after the date of execution of the Support Agreement, which subsequent information may or may not be fully reflected in Inco’s public disclosure.
The Offer is expected to commence by the mailing to Falconbridge shareholders of the terms of the Offer by take-over bid circular, the Falconbridge Board of Directors’ Circular, and related documents in connection with the Offer approximately two weeks after the date of the Support Agreement, with the Offer being open for acceptance for 60 days following the date of the mailing, unless varied, withdrawn or extended. The take up of shares under the Offer is subject to certain conditions, including (1) that there have been validly deposited under the Offer and not withdrawn at the expiration time of the Offer at least 66 2/3% of the outstanding Falconbridge Shares (calculated on a fully diluted basis), (2) the absence of any law or order prohibiting the transactions contemplated by the Support Agreement, (3) that all necessary regulatory approvals have been received and that all applicable waiting periods have expired or been terminated, (4) subject to certain exceptions, the accuracy of the representations and warranties of Falconbridge, (5) there has been no termination of the Support Agreement, and (6) other customary closing conditions.
The Support Agreement contains certain termination rights for both Inco and Falconbridge, and further provides that, upon termination of the Support Agreement under specified circumstances, Falconbridge may be required to pay Inco a termination payment of U.S. $320 million and reduced expense payments in certain other circumstances.
If and when Inco takes up at least a simple majority of the Falconbridge Shares under the Offer, Inco may pursue means of acquiring any Falconbridge Shares not tendered to the Offer (but Inco is under no obligation to do so). Falconbridge is required to assist Inco in connection with any such subsequent acquisition transaction that Inco may, in its sole discretion, undertake to pursue, provided that the consideration per Falconbridge Share offered in such subsequent acquisition transaction is at least equivalent in value to the consideration per Falconbridge Share offered under the Offer.
Subject to the terms and conditions of the Support Agreement, as part of Inco’s efforts to obtain all the regulatory clearances required to complete the transactions contemplated by the Support Agreement expeditiously, Inco is prepared, if required, to divest Falconbridge’s Nikkelverk refinery in Norway and certain related marketing organizations after the take up of Falconbridge Shares under the Offer and Falconbridge is required to assist Inco in such divestiture. The divestiture, if required, may occur through a sale to a third party, an initial public offering or a distribution to holders of Inco Shares of securities in a separate company formed to own and independently operate the divested assets. If required, Inco would provide the refinery with intermediate product to meet its forecast needs, consistent with what Falconbridge would have provided.
The foregoing description of the Support Agreement and the Offer does not purport to be complete and is qualified in its entirety by reference to the Support Agreement, which is filed as Exhibit 2.1 hereto and is incorporated into this report by reference.
On June 28, 2005, Inco announced that it had entered into a long-term agreement with Noranda Inc., a predecessor of Falconbridge, under which Inco would sell all of its copper production from its Ontario operations in anode form to Falconbridge. Other than in respect of the Support Agreement and the agreement with Falconbridge covering the sale and processing of copper anodes as referred to above, Inco and its affiliates have no material relationships with Falconbridge.
Important Legal Information
This Form 8-K may be deemed to be solicitation material in respect of Inco’s proposed combination with Falconbridge. Inco will prepare and file, if required, a registration statement on Form F-8, containing a share exchange take-over bid circular to be delivered to the shareholders of Falconbridge, and other documents with the SEC. Falconbridge, if required, will file other documents regarding the proposed merger with the SEC.
INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to receive the registration statement and Inco’s other SEC filings free of charge at the SEC’s web site, www.sec.gov, or from Inco’s media or investor relations departments.
Item 9.01.     Financial Statements and Exhibits.
2.1	Support Agreement, dated as of October 10, 2005, between Inco Limited and Falconbridge Limited.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INCO LIMITED
By:	“Stuart F. Feiner”
Stuart F. Feiner
Executive Vice-President, General Counsel and Secretary

Date:   October 12, 2005

EXHIBIT INDEX

Exhibit	Description
2.1	Support Agreement, dated as of October 10, 2005, between Inco Limited and Falconbridge Limited